Editas Medicine Announces Second Quarter 2024 Results and Business Updates

On track to present additional clinical data from the RUBY trial and the EdiTHAL trial by year-end

In vivo preclinical proof-of-concept for an undisclosed indication on-track by year-end

Strong financial position with runway into 2026

CAMBRIDGE, Mass., August 7, 2024 – Editas Medicine, Inc. (Nasdaq: EDIT), a clinical-stage gene editing company, today reported financial results for the second quarter 2024 and provided business updates.

“We made significant progress in all three pillars of our strategy this quarter, particularly reni-cel as we shared a substantial clinical update mid-year and continued to enroll and dose at an accelerated pace. With these data, we are highly confident reni-cel is well positioned to be a differentiated, best-in-class product for the treatment of sickle cell disease,” commented Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer, Editas Medicine. “I am proud of the Editas team’s work and our advancement in the first half of 2024 as we move closer to becoming a commercial-stage company and continue developing clinically differentiated, transformational medicines for people living with serious, previously untreatable diseases.”

Recent Achievements and Outlook

Ex Vivo Hemoglobinopathies

•Reni-cel (renizgamglogene autogedtemcel, previously EDIT-301) for Severe Sickle Cell Disease (SCD)
◦On-track to present a substantive clinical data set of sickle cell patients with considerable clinical follow-up in the RUBY trial by year-end 2024.
◦Completed enrollment of the adolescent cohort of the Phase 1/2/3 RUBY trial for SCD.
◦Manufacturing drug product for the initial adolescent cohort patients.
◦The Company continues to dose adult patients in the RUBY trial. As previously disclosed, the Company has completed enrollment of the adult cohort.

•Reni-cel for Transfusion-dependent Beta Thalassemia (TDT)
◦On-track to present additional clinical data from the EdiTHAL trial by year-end 2024.
◦The Company completed enrollment of the adult cohort of the EdiTHAL trial for TDT and continues to dose patients.

In Vivo Medicines
•On-track to establish in vivo preclinical proof-of-concept for an undisclosed indication by year-end.
•The Company continues to pursue an in vivo strategy and approach aimed at driving functional upregulation of gene expression to address loss of function or deleterious mutations.

Second Quarter 2024 Financial Results

Cash, cash equivalents, and marketable securities as of June 30, 2024, were $318.3 million compared to $376.8 million as of March 31, 2024. The Company expects the existing cash, cash equivalents, and marketable securities together with the near-term annual license fees and the contingent upfront payment payable under its license agreement with Vertex Pharmaceuticals, Incorporated, to fund operating expenses and capital expenditures into 2026.
Second Quarter 2024
•For the three months ended June 30, 2024, net loss attributable to common stockholders was $67.6 million, or $0.82 per share, compared to net loss of $40.3 million, or $0.56 per share, for the same period in 2023.
•Collaboration and other research and development revenues decreased to $0.5 million for the three months ended June 30, 2024, compared to $2.9 million for the same period in 2023. The decrease is primarily attributable to reduced drug supply activity with collaborators.
•Research and development expenses increased by $24.4 million to $54.2 million for the three months ended June 30, 2024, compared to $29.8 million for the same period in 2023. The increase is primarily related to clinical and manufacturing costs related to the accelerated progression of the Company's reni-cel program as well as costs attributable to in vivo research and discovery.

•General and administrative expenses increased by $1.0 million to $18.2 million for the three months ended June 30, 2024, compared to $17.2 million for the same period in 2023. The increase is primarily attributable to increased intellectual property and patent related fees due to increased legal activity.

Conference Call

The Editas Medicine management team will host a conference call and webcast today at 8:00 a.m. ET to provide and discuss a corporate update and financial results for the second quarter of 2024. To access the call, please dial 1-800-343-4849 (domestic) or 1-203-518-9848 (international) and ask for the Editas Medicine earnings call. A live webcast of the call will also be available on the Investors section of the Editas Medicine website at www.editasmedicine.com, and a replay will be available approximately two hours after its completion.

About Editas Medicine
As a clinical-stage gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical and clinical studies and its research and development programs, including establishing in vivo preclinical proof-of-concept for an undisclosed indication by year-end 2024, the timing for the Company’s receipt and presentation of data from its clinical trials and preclinical studies, including presenting additional clinical data from the RUBY and EdiTHAL trials by year-end 2024, the potential of, and expectations for, the Company’s product candidates, the timing or likelihood of regulatory filings and approvals, the Company’s expectations regarding commercial readiness, and the Company’s expectations regarding cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of pre-clinical studies and clinical trials, including the RUBY and EdiTHAL trials, and clinical development of the Company’s product candidates, including reni-cel; availability and timing of results from pre-clinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Collaboration and other research and development revenues	$513	$2,887	$1,649	$12,738
Operating expenses:
Research and development	54,210	29,779	102,997	67,583
General and administrative	18,206	17,202	37,545	40,211
Total operating expenses	72,416	46,981	140,542	107,794
Operating loss	(71,903)	(44,094)	(138,893)	(95,056)
Other income, net:
Other income (expense), net	(1)	(7)	5	(1,590)
Interest income, net	4,297	3,811	9,331	7,320
Total other income, net	4,296	3,804	9,336	5,730
Net loss	$(67,607)	$(40,290)	$(129,557)	$(89,326)
Net loss per share, basic and diluted	(0.82)	(0.56)	(1.58)	(1.27)
Weighted-average common shares outstanding, basic and diluted	82,310,368	71,376,678	82,124,603	70,157,204

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2024	2023
Cash, cash equivalents, and marketable securities	$318,307	$427,135
Working capital	212,048	277,612
Total assets	384,801	499,153
Deferred revenue, net of current portion	54,204	60,667
Total stockholders' equity	232,009	349,097
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Media and Investor Contact:
Cristi Barnett
(617) 401-0113
cristi.barnett@editasmed.com